Exhibit 99.1

Bion Applies for OMRI Listing for Commercial 10-0-0 Nitrogen Fertilizer

March 12, 2024. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and resource recovery technology, announced it has applied to the Organic Materials Review Institute (OMRI) for an OMRI listing for its liquid 10-0-0 nitrogen fertilizer that is produced from livestock waste.

Bion’s fertilizer – ammonium bicarbonate – is a stable, readily available source of nitrogen that is upcycled in a patented process from the reactive ammonia in livestock and other organic waste streams. In 2020, Bion received an OMRI listing for its initial product, a 0.5 percent ammonium bicarbonate solution. Bion is also preparing an application to the California Department of Food Agriculture (CDFA) for a 6-0-0 nitrogen fertilizer product; CDFA organic certification will expand the markets for Bion’s fertilizer products.

Organic fertilizer products recognized by accepted regulatory bodies sell at substantially higher prices than synthetic fertilizers. Bion anticipates several markets for its organic fertilizers, including lawn and garden, high-value specialty crops, and row crops and grains, especially corn. Bion also expects demand in regions where nitrogen inputs are required to maximize the benefits of cover crops that store carbon and improve soil and microbial health. Further, Bion is evaluating opportunities in regenerative practices that include fertilized pastures to graze cattle.

Today, without treatment, more than 75 percent of the nitrogen in livestock waste escapes to the environment as ammonia, which is an economic loss. Further, once in the atmosphere, ammonia can form PM2.5 air pollution, as well as fuel harmful algae blooms and contaminate groundwater with nitrates. Ammonia losses increase after methane is extracted from the waste through anaerobic digestion (AD). Bion’s Ammonia Recovery System prevents that release and allows recovery of nitrogen as a premium-priced organic fertilizer. That helps offset treatment costs and provides an economic driver that allows the nitrogen to be redistributed from where it is not wanted, and precision applied when and where it is needed.

Bill O’Neill, Bion’s CEO, said, “Recovering the volatile ammonia in livestock waste to produce high value organic nitrogen is a big step in the drive toward modern circular farming. It can also enhance regenerative practices that promote long-term soil health and increased productivity. Moreover, the patent we received in January extends that ability to cover organic industrial and municipal waste streams, such as food and food processing waste and others, which greatly expands our opportunity. Bion’s organic nitrogen fertilizers truly represent a win-win – for our shareholders, as well as producers, consumers, and the planet.”

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About Bion: Bion’s patented third generation technology (Gen3Tech) minimizes the environmental impacts of large-scale livestock production, increases resource and production efficiencies, and will deliver a premium product with a USDA-certified sustainable brand to the consumer. The platform prevents pollution, while recovering clean water, high-value organic and low-carbon precision fertilizer coproducts, and renewable energy. Bion is focused on developing state-of-the-art indoor cattle feeding operations to produce truly sustainable premium beef. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘anticipate’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

406-281-8178 direct